Product supplement no. 28-I To prospectus dated December 1, 2005 and prospectus supplement dated December 1, 2005	Registration Statement No. 333-130051 Dated March 24, 2006 Rule 424(b)(2)

JPMorgan Chase & Co.
Call Overwrite Index Notes Linked to the BXMSM Index

General
•	JPMorgan Chase & Co. may offer and sell call overwrite index notes linked to the BXMSM Index from time to time. This product supplement no. 28-I describes terms that will apply generally to the notes, and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the notes, including any changes to the terms specified below. We refer to such term sheets and pricing supplements generally as terms supplements. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus supplement or prospectus, the terms described in the relevant terms supplement shall control.
•	The notes are the senior unsecured obligations of JPMorgan Chase & Co.
•	Payment is linked to the BXMSM Index less an Issuer’s Fee which accrues daily over the term of the notes, as described below.
•	For important information about tax consequences, see “Certain U.S. Federal Income Tax Consequences” beginning on page PS-19.
•	Minimum denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement.
•	Investing in the notes is not equivalent to investing in the BXMSM Index or any of the component stocks of the BXMSM Index or of the S&P 500® Index.
•	The notes will not be listed on any securities exchange unless otherwise specified in the relevant terms supplement.

Key Terms
Index:	CBOE S&P 500 BuyWrite IndexSM (the “BXMSM Index” or the “Index”)

Payment at Maturity:	Payment at maturity will reflect the performance of the Index less an annual Issuer’s Fee, which will be set forth in the applicable terms supplement and which accrues daily over the term of the notes. As a result, at maturity you will receive an amount calculated as follows, unless otherwise specified in the relevant terms supplement:

$1,000 x (1 + (Index Return - (Issuer’s Fee x days since pricing date/365))

where “days since pricing date” is the number of calendar days from the pricing date to and including the Observation Date. If the calculation above produces a number that is less than zero, the payment at maturity will be zero.

You will lose some or all of your investment if the Index Return is less than or equal to the Issuer’s Fee.

Issuer’s Fee:	An annual percentage multiplied by the number of years in the term of the notes, set forth in the relevant terms supplement, applied to the principal amount of the notes with daily accrual.

IndexReturn:	Unless otherwise specified in the applicable terms supplement:

Ending Index Level - Initial Index Level Initial Index Level

Initial Index Level:	The BXMSM Index closing level on the pricing date, or such other date or dates as specified in the applicable terms supplement.

Ending Index Level:	The BXMSM Index closing level on the Observation Date, or such other date or dates as specified in the applicable terms supplement.

Observation Date:	Unless otherwise specified in the applicable terms supplement, the Ending Index Level will be calculated on a single date, which we refer to as the Observation Date, and will be specified in the relevant terms supplement. The Observation Date is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Payment at Maturity.”

Maturity Date:	As specified in the relevant terms supplement. The maturity date is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Payment at Maturity.”

Investing in the Call Overwrite Index Notes involves a number of risks. See “Risk Factors” beginning on page PS-4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this product supplement no. 28-I, the accompanying prospectus supplement and prospectus, or any related terms supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

JPMorgan

March 24, 2006

        In making your investment decision, you should rely only on the information contained or incorporated by reference in the terms supplement relevant to your investment, this product supplement no. 28-I and the accompanying prospectus supplement and prospectus with respect to the notes offered by the relevant terms supplement and this product supplement no. 28-I and with respect to JPMorgan Chase & Co. We have not authorized anyone to give you any additional or different information. The information in the relevant terms supplement, this product supplement no. 28-I and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

        The notes described in the relevant terms supplement and this product supplement no. 28-I are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the National Association of Securities Dealers, Inc. and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The relevant terms supplement, this product supplement no. 28-I and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

        In this product supplement no. 28-I and the accompanying prospectus supplement and prospectus, “we,” “us” and “our” refer to JPMorgan Chase & Co., unless the context requires otherwise.

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We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. Neither this product supplement no. 28-I nor the accompanying prospectus supplement, prospectus or terms supplement constitutes an offer to sell, or a solicitation of an offer to buy, any notes by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this product supplement no. 28-I nor the accompanying prospectus supplement, prospectus or terms supplement nor any sale made hereunder implies that there has been no change in our affairs or that the information in this product supplement no. 28-I and accompanying prospectus supplement, prospectus and terms supplement is correct as of any date after the date hereof.

You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this product supplement no. 28-I and the accompanying prospectus supplement, prospectus and terms supplement and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agents shall have any responsibility therefor.

The notes are not and will not be authorized by the Comisión Nacional de Valores for public offer in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” — the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federative Republic of Brazil in an offering that can be construed as a public offering under CVM Instruction n° 400, dated December 29, 2003, as amended from time to time.

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this product supplement no. 28-I or the accompanying prospectus supplement, prospectus or terms supplement may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. Each Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

The notes have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States. This product supplement no. 28-I and the accompanying prospectus supplement, prospectus and terms supplement may not be publicly distributed in the United Mexican States.

Neither this product supplement no. 28-I nor the accompanying prospectus supplement, prospectus or terms supplement has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this product supplement no. 28-I, the accompanying prospectus supplement, prospectus or terms supplement, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

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DESCRIPTION OF NOTES

        The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. A separate terms supplement will describe the terms that apply specifically to the notes, including any changes to the terms specified below. Capitalized terms used but not defined in this product supplement no. 28-I have the meanings assigned in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The term “note” refers to each $1,000 principal amount of our Call Overwrite Index Notes Linked to the BXMSM Index.

General

        The Call Overwrite Index Notes are senior unsecured obligations of JPMorgan Chase & Co. that are linked to the CBOE S&P 500 BuyWrite IndexSM Index (the “BXMSM Index” or the “Index”). The notes are a series of securities referred to in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The notes will be issued by JPMorgan Chase & Co. under an indenture dated May 25, 2001, as may be amended or supplemented from time to time, between us and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee.

        The notes do not pay interest and do not guarantee any return of principal at, or prior to, maturity. Instead, at maturity you will receive a payment in cash which will vary depending on the performance of the Index and the amount of the annual Issuer’s Fee.

        The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

        The notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

        The notes will be issued in denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement. The principal amount and issue price of each note is $1,000, unless otherwise specified in the relevant terms supplement. The notes will be represented by one or more permanent global notes registered in the name of DTC or its nominee, as described under “Description of Notes — Forms of Notes” in the prospectus supplement and “Forms of Securities — Global Securities” in the prospectus.

        The specific terms of the notes will be described in the relevant terms supplement accompanying this product supplement no. 28-I. The terms described in that document supplement those described herein and in the accompanying prospectus and prospectus supplement. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus or prospectus supplement, the terms described in the relevant terms supplement shall control.

Payment at Maturity

        The maturity date for the notes will be set forth in the relevant terms supplement and is subject to adjustment if such day is not a business day or if the Observation Date is postponed as described below.

        The amount you will receive at maturity will reflect the performance of the Index less an annual Issuer’s Fee which accrues daily over the term of the notes. As a result, at maturity, you will receive an amount, unless otherwise specified in the relevant terms supplement, calculated as follows:

$1,000 x (1 + Index Return – (Issuer’s Fee x days since pricing date/365))

where “days since pricing date” is the number of calendar days from the pricing date to and including the Observation Date. If the calculation above produces a number that is less than zero, the payment at maturity will be zero.

PS-1

        Unless otherwise specified in the applicable terms supplement, the “Index Return,” as calculated by the calculation agent, is the percentage change of the Index comparing the closing level of the Index on the Observation Date, or such other date as specified in the applicable terms supplement (the “Ending Index Level”), to the closing level of the Index on the pricing date, or such other date or dates as specified in the applicable terms supplement (the “Initial Index Level”). The Index Return may be positive or negative and is calculated as follows, unless otherwise specified in the applicable terms supplement:

Index Return =	Ending Index Level – Initial Index Level

Initial Index Level

        In calculating any amount that you will receive at maturity, the Issuer’s Fee percentage deduction represents an annual fee to the issuer which accrues daily.

        An Index Return greater than the approximate amount of the Issuer’s Fee accrued over the life of the notes will result in a cash payment at maturity for each $1,000 principal amount note of $1,000 plus any increase in the Index Return above such amount. An Index Return that is negative, or that is positive but less than the approximate amount of the Issuer’s Fee, will result in a cash payment at maturity that is less than the principal amount of your notes. You will lose some or all of your investment if the Index Return is less than or equal to the approximate amount of the Issuer’s Fee.

        The “Issuer’s Fee” will be an annual fee, expressed as a percentage and multiplied by the number of years in the term of the notes, as set forth in the applicable terms supplement, that applies to the principal amount of the notes and accrues on a daily basis.

        The “BXMSM Index closing level” on any trading day will equal the closing level of the BXMSM Index for such day as calculated by the Chicago Board Options Exchange, Incorporated (“CBOE”) or the closing level of any successor index (as defined below) or alternative calculation of the BXMSM Index described under “The CBOE S&P 500 BuyWrite IndexSM Discontinuation of the BXMSM Index; Alteration of Method of Calculation” at the regular official weekday close of the principal trading session of the CBOE, the New York Stock Exchange, Inc. (the “NYSE”), the American Stock Exchange LLC (the “AMEX”), the NASDAQ National Market or the relevant exchange or market for the successor index.

        A “trading day” is, unless otherwise specified in the applicable terms supplement, a day, as determined by the calculation agent, on which trading is generally conducted on the CBOE, NYSE, the AMEX, the NASDAQ National Market, and the Chicago Mercantile Exchange Inc. and in the over-the-counter market for equity securities in the United States.

        The Observation Date will be specified in the applicable terms supplement and any such date is subject to adjustment as described below. If the Observation Date is not a trading day or if there is a market disruption event on such day, the Observation Date will be postponed to the immediately succeeding trading day during which no market disruption event shall have occurred or is continuing; provided that the BXMSM Index closing level for the Observation Date will not be determined on a date later than the tenth scheduled trading day after the Observation Date, and if such day is not a trading day, or if there is a market disruption event on such date, the calculation agent will determine the BXMSM Index closing level for the Observation Date in accordance with the formula for and method of calculating the BXMSM Index closing level last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-trading day) on such tenth scheduled trading day of each security most recently constituting the BXMSM Index.

        The maturity date will be set forth in the applicable terms supplement. If the scheduled maturity date (as specified in the applicable terms supplement) is not a business day, then the maturity date will be the next succeeding business day following such scheduled maturity date. If, due to a market disruption event or otherwise, the Observation Date is postponed so that it falls less than three

PS-2

business days prior to the scheduled maturity date, the maturity date will be the third business day following the Observation Date, as postponed, unless otherwise specified in the applicable terms supplement. We describe market disruption events under “General Terms of Notes — Market Disruption Events.”

        We will irrevocably deposit with The Depository Trust Company (“DTC”) no later than the opening of business on the maturity date funds sufficient to make payments of the amount payable with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

        A “business day” is, unless otherwise specified in the applicable terms supplement, any day other than a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted.

        Subject to the foregoing and to applicable law (including, without limitation, United States federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in open market or by private agreement.

PS-3

RISK FACTORS

        Your investment in the notes will involve certain risks. The notes do not pay interest or guarantee any return of principal at, or prior to, maturity. Investing in the notes is not equivalent to investing directly in the BXMSM Index or the S&P 500® Index or any of the component stocks of the BXMSM Index or the S&P 500® Index. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks before you decide that an investment in the notes is suitable for you.

The notes do not pay interest or guarantee the return of your investment.

        The notes do not pay interest and may not return any of your investment. The amount payable at maturity will reflect the performance of the Index less an annual Issuer’s Fee accrued daily over the term of the notes, and will be determined pursuant to the terms described in this product supplement no. 28-I and the applicable terms supplement. At the Observation Date, if the level of the Index has not increased by the amount of the Issuer’s Fee accrued over the life of the notes, or has decreased compared to its level on the pricing date, you will lose some or all of your investment in the notes.

Because the BXMSM Index reflects a “covered call” strategy, your participation in appreciation of the S&P 500® Index will be substantially limited.

        Your return will not reflect the return you would realize if you owned the stocks underlying the S&P 500® Index because the BXMSM Index measures the return of a hypothetical “covered call” strategy applied to the S&P 500® Index rather than simple ownership of the securities underlying the S&P 500® Index. The strategy measured by the BXMSM Index consists of owning a hypothetical portfolio of the securities underlying the S&P 500® Index and selling a succession of one-month CBOE-listed call options on that portfolio that are either at the money or slightly out of the money at the time of sale. Because the call options on the portfolio will nominally be exercised against the portfolio if the S&P 500® Index rises above the strike price of the options, the strategy substantially limits an investor’s participation in increases in the S&P 500® Index each month in exchange for receiving the monthly call premium. There are many possible scenarios for which an investment in the stocks underlying the S&P 500® Index would provide a higher return on the maturity date than an investment in the notes.

Secondary trading may be limited.

        Unless otherwise specified in the relevant terms supplement, the notes will not be listed on a securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.

        J.P. Morgan Securities Inc. may act as a market maker for the notes, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which J.P. Morgan Securities Inc. is willing to buy the notes. If at any time J.P. Morgan Securities Inc. or another Agent does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

The Ending Index Level may be less than the BXMSM Index closing level at the maturity date of the notes or at other times during the term of the notes.

        Because the Ending Index Level is calculated based on the BXMSM Index closing level on the Observation Date, which is near the end of the term of the notes, the level of the BXMSM Index at the maturity date or at other times during the term of the notes, including dates near the Observation Date, could be higher than the Ending Index Level. This difference could be particularly large if there is a significant increase in the level of the Index after the Observation Date, or if there is a significant decrease in the level of the Index during the latter portion of the term of the notes or if there is significant volatility in the BXMSM Index closing level during the term of the notes (especially on dates near the Observation Date). For example, if the BXMSM Index closing levels increase or remain relatively

PS-4

constant during the initial term of the notes and then decrease below the Initial Index Level, the Ending Index Level may be significantly less than the BXMSM Index closing level at its peak or if it were calculated on a date earlier than the Observation Date. Under these circumstances, you may lose some or all of your investment in the notes.

The notes are not designed to be short-term trading instruments.

        The price at which you will be able to sell your notes to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, even in cases where the Index has appreciated since the pricing date. The potential returns described in the relevant terms supplement assume that your notes, which are not designed to be short-term trading instruments, are held to maturity.

Prior to maturity, the value of the notes will be influenced by many unpredictable factors.

        Many economic and market factors will influence the value of the notes. We expect that, generally, the level of the BXMSM Index on any day will affect the value of the notes more than any other single factor. However, you should not expect the value of the notes in the secondary market to vary in proportion to changes in the level of the Index. The value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility in the S&P 500® Index;
•	the time to maturity of the notes and to the next option “roll” date of the BXMSM Index;
•	the dividend rate on the common stocks underlying the S&P 500® Index;
•	interest and yield rates in the market;
•	economic, financial, political, regulatory or judicial events that affect the stocks included in the S&P 500® Index, the call options nominally sold in connection with the BXMSM Index or stock markets generally and which may affect the BXMSM Index closing level on the Observation Date; and
•	our creditworthiness.

        You cannot predict the future performance of the BXMSM Index based on its historical performance. The value of the BXMSM Index may decrease such that you will not receive any return of your investment at maturity. If the Index Return is negative or is positive but is less than or equal to the Issuer’s Fee, you will lose some or all of your investment.

The inclusion in the original issue price of each agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates is likely to adversely affect the value of the notes prior to maturity.

        While the payment at maturity will be based on the full principal amount of your notes as described in the relevant terms supplement, the original issue price of the notes includes each agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. Such cost includes our affiliates’ expected cost of providing such hedge, as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which J.P. Morgan Securities Inc. will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such prices may differ from values determined by pricing models used by J.P. Morgan Securities Inc., as a result of such compensation or other transaction costs.

PS-5

CBOE may adjust the BXMSM Index in a way that affects its level and CBOE has no obligation to consider your interests.

        CBOE is responsible for calculating and maintaining the BXMSM Index. CBOE can change the manner in which call options are deemed to be purchased and sold in connection with the Index or make other methodological changes that could change the level of the Index. Additionally, CBOE may alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of the notes. CBOE has no obligation to consider your interests in calculating or revising the Index. See “The CBOE S&P 500 BuyWrite IndexSM.”

S&P may adjust the S&P 500® Index in a way that affects its level, and S&P has no obligation to consider your interests.

        Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”), is responsible for calculating and maintaining the S&P 500® Index, which is the index that underlies the BXMSM Index. S&P can add, delete or substitute the stocks underlying the S&P 500® Index or make other methodological changes that could change the level of the S&P 500® Index. On March 21, 2005, S&P began to use a revised methodology for calculating the S&P 500® Index, and on September 16, 2005, S&P completed its transition to the new calculation methodology. You should realize that the changing of companies included in the S&P 500® Index may affect the S&P 500® Index, as a newly added company may perform significantly better or worse than the company or companies it replaces. Such a change may also affect the BXMSM Index. Additionally, S&P may alter, discontinue or suspend calculation or dissemination of the S&P 500® Index. Any of these actions could adversely affect the value of the notes. S&P has no obligation to consider your interests in calculating or revising the S&P 500® Index. See “The S&P 500® Index” and “The CBOE S&P 500 BuyWrite IndexSM.”

We are one of the companies that make up the S&P 500® Index but we are not affiliated with any other company included in the S&P 500® Index. You will have no shareholder rights in the issuers of stocks included in the S&P 500® Index.

        We are one of the companies that make up the S&P 500® Index, but we are not affiliated with any of the other companies whose stock is represented in the S&P 500® Index. As a result, we will have no ability to control the actions of such other companies, including actions that could affect the value of the stocks underlying the S&P 500® Index or your notes. None of the money you pay us will go to S&P or any of the other companies included in the S&P 500® Index and none of those companies will be involved in the offering of the notes in any way. Neither those companies nor we will have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes.

        As a holder of the notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the securities composing the S&P 500® Index would have. However, dividends paid on the component stocks underlying the S&P 500® Index are included in the calculation of the rate of return on the BXMSM Index on a daily basis.

The securities firm at which you hold your notes may have economic interests that are different from yours.

        If specified in the relevant terms supplement, compensation reflecting a portion of the annual Issuer’s Fee included in the notes may be paid on a monthly basis to securities firms, including each Agent, whose client purchased notes and continues to hold them. As a result of these arrangements, the securities firm at which you hold your notes may have economic interests that are different from yours. Your securities firm may have an incentive to encourage you to continue to hold notes because they will no longer receive this monthly compensation if you sell your notes. You should take the above arrangements and the potentially different economic interests they create into account when considering an investment in the notes. For more information about payment of such compensation, see the relevant terms supplement and “Underwriting” in this product supplement.

PS-6

We or our affiliates may have adverse economic interests to the holders of the notes.

        J.P. Morgan Securities Inc. and other affiliates of ours trade the stocks underlying the S&P 500® Index and also trade other financial instruments related to the BXMSM Index, the S&P 500® Index and component stocks of the S&P 500® Index, including call options of the type reflected in the BXMSM Index, on a regular basis, for their accounts and for other accounts under their management. J.P. Morgan Securities Inc. and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns indexed to the S&P 500® Index or the BXMSM Index. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the notes. Any of these trading activities could potentially affect the level of the BXMSM Index and, accordingly, could affect the value of the notes and the amount, if any, payable to you at maturity.

        We or our affiliates may currently or from time to time engage in business with companies whose stock is included in the S&P 500® Index, including extending loans to, or making equity investments in, or providing advisory services to them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about the companies, and we will not disclose any such information to you. In addition, one or more of our affiliates may publish research reports or otherwise express views about the companies whose stock is included in the S&P 500® Index. Any prospective purchaser of notes should undertake an independent investigation of each company whose stock is included in the S&P 500® Index as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

        Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of notes with returns linked or related to changes in the level of the BXMSM Index, the S&P 500® Index or the stocks that compose the S&P 500® Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

        We may have hedged our obligations under the notes through certain affiliates, who would expect to make a profit on such hedge. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss.

        J.P. Morgan Securities Inc., one of our affiliates, will act as the calculation agent. The calculation agent will determine, among other things, the Initial Index Level, the Ending Index Level, the Index Return and the amount, if any, that we will pay you at maturity. The calculation agent will also be responsible for determining whether a market disruption event has occurred, whether the BXMSM Index has been discontinued and whether there has been a material change in the method of calculation of the BXMSM Index. In performing these duties, J.P. Morgan Securities Inc. may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where J.P. Morgan Securities Inc., as the calculation agent, is entitled to exercise discretion.

Market disruptions may adversely affect your return.

        The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly valuing the BXMSM Index closing level on the Observation Date and calculating the amount that we are required to pay you, if any, at maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the notes, it is possible that the Observation Date and the maturity date will be postponed and your return will be adversely affected. See “General Terms of Notes — Market Disruption Events.”

PS-7

The tax consequences of an investment in the notes are unclear.

        There is no direct legal authority as to the proper U.S. federal income tax characterization of the notes, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”) regarding the notes. No assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the notes described in “Certain U.S. Federal Income Tax Consequences.” If the IRS were successful in asserting an alternative characterization for the notes, the timing and character of income on the notes could differ materially from our description herein. Non-U.S. Holders should note that they may be withheld upon at a rate of 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfy the applicable documentation requirements. You are urged to review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in this product supplement no. 28-I and consult your tax adviser regarding your particular circumstances.

JPMorgan Chase & Co. employees holding the notes must comply with policies that limit their ability to trade the notes and may affect the value of their notes.

        If you are an employee of JPMorgan Chase & Co. or one of its affiliates, you may only acquire the notes for investment purposes and you must comply with all of our internal policies and procedures. Because these policies and procedures limit the dates and times that you may transact in the notes, you may not be able to purchase any notes described in the relevant terms supplement from us and your ability to trade or sell any such notes in the secondary market may be limited.

PS-8

USE OF PROCEEDS

        Unless otherwise specified in the applicable terms supplement, the net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes. The original issue price of the notes includes each agent’s commissions (as shown on the cover page of the relevant terms supplement) paid with respect to the notes which commissions include the reimbursement of certain issuance costs and the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

        On or prior to the date of the relevant terms supplement, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the notes by taking positions in the BXMSM Index and/or the S&P 500® Index, the stocks, options or futures underlying the BXMSM Index and/or the S&P 500® Index, or instruments whose value is derived from the BXMSM Index and/or the S&P 500® Index or its underlying stocks, options or futures. While we cannot predict an outcome, such hedging activity or other hedging or investment activity of ours could potentially increase the level of the BXMSM Index and/or the S&P 500® Index as well as the Initial Index Level, and, therefore, effectively establish a higher level that the BXMSM Index must achieve for you to obtain a return on your investment or avoid a loss of principal at maturity. From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the BXMSM Index and/or the S&P 500® Index, the stocks underlying the BXMSM Index and/or the S&P 500® Index, or instruments whose value is derived from the BXMSM Index and/or the S&P 500® Index or its underlying stocks. Although we have no reason to believe that any of these activities will have a material impact on the level of the BXMSM Index and/or the S&P 500® Index or the value of the notes, we cannot assure you that these activities will not have such an effect.

        We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No note holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

PS-9

THE CBOE S&P 500 BUYWRITE INDEXSM

        We have derived all information contained in this product supplement regarding the BXMSM Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, the Chicago Board Options Exchange, Incorporated (the “CBOE”). The BXMSM Index was developed by the CBOE and is calculated, maintained and published by the CBOE. We make no representation or warranty as to the accuracy or completeness of such information.

        The CBOE S&P 500 BuyWrite IndexSM (the “BXMSM Index” or the “Index”) is a benchmark index designed to track the performance of a hypothetical buy-write strategy on the S&P 500® Index. For more information about the S&P 500® Index see “The S&P 500® Index.” Announced by the CBOE in April 2002, the BXMSM Index was developed by the CBOE in cooperation with Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. (“S&P”). The BXMSM Index is a passive total return index based on (1) buying the stock portfolio reflected in the S&P 500® Index, and (2) “writing” (or selling) the near-term S&P 500® Index “covered” call option, generally on the third Friday of each month.

        To help in the development of the BXMSM Index, in 2001 the CBOE commissioned Professor Robert Whaley of Duke University to compile and analyze relevant data on a hypothetical buy-write strategy on the S&P 500 Index. Professor Whaley developed a methodology for the BXMSM index that is explained in his published paper “Risk and Return of the CBOE BuyWrite Monthly Index,” The Journal of Derivatives (Winter 2002), pp. 35 - 42. The methodology specified in this 2002 paper was used for the calculation of the BXMSM Index in all months from June 1988 through April 2004.

        Beginning on June 18, 2004, there was a revision to the methodology for the BXMSM Index. As explained in more detail below, on the third Friday of the month, the new S&P 500® Index call option generally is deemed sold at a price equal to the volume-weighted average of the traded prices (“VWAP”) of the new call option during the half-hour period beginning at 11:30 a.m. Eastern time.

Index Design

        The CBOE S&P 500 BuyWrite IndexSM measures the total rate of return of a hypothetical “covered call” strategy applied to the S&P 500 Composite Price Index® (the “S&P 500® Index”). This strategy, which the CBOE refers to as the “BXM covered call strategy,” consists of a hypothetical portfolio consisting of a “long” position indexed to the S&P 500® Index on which are deemed sold a succession of one-month, at-the-money call options on the S&P 500® Index listed on the CBOE. The CBOE refers to this hypothetical portfolio as the “covered S&P 500® Index portfolio.” The BXMSM Index provides a benchmark measure of the total return performance of this hypothetical portfolio. Dividends paid on the component stocks underlying the S&P 500® Index and the dollar value of option premium deemed received from the sold call options are functionally “re-invested” in the covered S&P 500® Index portfolio. The BXMSM Index is based on the cumulative gross rate of return of the covered S&P 500® Index portfolio since the inception of the BXMSM Index on June 1, 1988, when it was set to an initial value of 100.00.

        The BXM covered call strategy requires that each S&P 500® Index call option in the hypothetical portfolio be held to maturity, generally the third Friday of each month. The call option is settled against the Special Opening Quotation (or “SOQ,” ticker “SET”) of the S&P 500® Index used as the final settlement price of S&P 500® Index call options. If the third Friday is an exchange holiday, the call option will be settled against the SOQ on the previous business day and the new call option will be selected on that day as well. The SOQ is a special calculation of the S&P 500® Index that is compiled from the opening prices of component stocks underlying the S&P 500® Index. The SOQ calculation is performed when all 500 stocks underlying the S&P 500® Index have opened for trading, and is usually determined before 11:00 a.m. Eastern time. If one or more stocks in the S&P 500® Index do not open on the day the SOQ is calculated, the final settlement price for the applicable S&P 500® Index option is determined in accordance with the Rules and By-Laws of the Options Clearing Corporation. The final settlement price of the call option at maturity is the greater of zero and the difference between the SOQ minus the strike price of the expiring call option.

PS-10

        Subsequent to the settlement of the expiring call option, a new at-the-money call option expiring in the next month is then deemed written, or sold, a transaction commonly referred to as a “roll.” The strike price of the new call option is the strike price of the S&P 500® Index call option listed on the CBOE with the closest strike price at or above the last value of the S&P 500® Index reported before 11:00 a.m. Eastern time. For example, if the last S&P 500® Index value reported before 11:00 a.m. Eastern time is 901.10 and the closest listed S&P 500 Index call option strike price above 901.10 is 905, then the 905 strike S&P 500® Index call option is selected as the new call option to be incorporated into the BXMSM Index. The long S&P 500® Index component and the short call option component are held in equal notional amounts, i.e., the short position in the call option is “covered” by the long S&P 500® Index component.

        Once the strike price of the new call option has been identified, the new call option is deemed sold at a price equal to the VWAP of the new call option during the half-hour period beginning at 11:30 a.m. Eastern time. The timing of the roll and the price used to sell the new call have changed over time. The monthly roll originally occurred at the close of trading on the third Friday of the month, i.e., the strike price of the new call was determined at 4:00 p.m. Eastern time, and the new call was deemed to be sold at the last bid price before 4:00 p.m. Eastern time. Since October 16, 1992, the call has been rolled at 11:00 a.m. instead. As of June 18, 2004, the new call is sold at the VWAP.

        The CBOE calculates the VWAP in a two-step process: first, the CBOE excludes trades in the new call option between 11:30 a.m. and 12:00 Noon Eastern time that are identified as having been executed as part of a “spread,” and then the CBOE calculates the weighted average of all remaining transaction prices of the new call option between 11:30 a.m. and 12:00 Noon Eastern time, with weights equal to the fraction of total non-spread volume transacted at each price during this period. The source of the transaction prices used in the calculation of the VWAP is CBOE’s Market Data Retrieval (“MDR”) System. Time & Sales information from CBOE’s MDR System is disseminated through the Options Price Reporting Authority (“OPRA”) and is publicly available through most price quote vendors. If no transactions occur in the new call option between 11:30 a.m. and 12:00 Noon Eastern time, then the new call option is deemed sold at the last bid price reported before 12:00 Noon Eastern time. The value of option premium deemed received from the new call option is functionally “re-invested” in the portfolio.

Index Calculation

        The BXMSM Index is calculated by the CBOE once per day at the close of trading for the respective components of the covered S&P 500® Index portfolio. The BXMSM Index is a chained index, i.e., its value is equal to 100 times the cumulative product of gross daily rates of return of the covered S&P 500® Index portfolio since the inception date of the BXMSM Index. On any given day, the BXMSM Index is calculated as follows:

BXMt = BXMt-1 (1 + Rt)

where Rt is the daily rate of return of the covered S&P 500® Index portfolio. This rate includes ordinary cash dividends paid on the stocks underlying the S&P 500® Index that trade “ex-dividend” on that date.

        On each trading day excluding roll dates, the daily gross rate of return of the BXMSM equals the change in the value of the components of the covered S&P 500® Index portfolio, including the value of ordinary cash dividends payable on component stocks underlying the S&P 500® Index that trade “ex-dividend” on that date, as measured from the close in trading on the preceding trading day. The gross daily rate of return is equal to:

1+ Rt = (St + DIVt – Ct) l (St-1 – Ct-1)

In this equation, St is the closing value of the S&P 500® Index at date t, Divt represents the ordinary cash dividends payable on the component stocks underlying the S&P 500® Index that trade “ex-dividend” at date t expressed in S&P 500® Index points, and Ct is the arithmetic average of the last bid

PS-11

and ask prices of the call option reported before 4:00 p.m. Eastern time at date t. St-1 is the closing value of the S&P 500® Index on the preceding trading day and Ct-1 is the average of the last bid and ask prices of the call option reported before 4:00 p.m. Eastern time on the preceding trading day.

        On roll dates, the gross daily rate of return is compounded from three gross rates of return, the gross rate of return from the previous close to the time the SOQ is determined and the expiring call is settled; the gross rate of return from the SOQ to the initiation of the new call position and the gross rate of return from the time the new call option is deemed sold to the close of trading on the roll date, expressed as follows:

1 + Rt = (1 + Ra) x (1 + Rb) x (1 + Rc)

where:

1 + Ra = (SSOQ + Divt – Csettle) / (St-1 – Ct-1);
1 + Rb = (SVWAV) / (SSOQ); and
1 + Rc = (St – Ct) / (SVWAV – CVWAP)

        In this equation, Ra is the rate of return of the covered S&P 500® Index portfolio from the previous close of trading through the settlement of the expiring call option. SSOQ is the Special Opening Quotation used in determining the settlement price of the expiring call option. As previously defined, Divt represents dividends on S&P 500® Index component stocks determined in the same manner as on non-roll dates, and CSettle is the final settlement price of the expiring call option. St-1 and Ct-1 are determined in the same manner as on non-roll dates.

        Rb is the rate of return of the un-covered S&P 500® Index portfolio from the settlement of the expiring option to the time the new call option is deemed sold. SVWAV is the volume-weighted average value of the S&P 500® Index based on the same time and weights used to calculate the VWAP in the new call option.

        Rc is the rate of return of the covered S&P 500® Index portfolio from the time the new call option is deemed sold to the close of trading on the roll date. As defined above, SVWAV is the volume-weighted average value of the S&P 500® Index based on the same time and weights used to calculate the VWAP in the new call option. CVWAP is the volume-weighted average trading price of the new call option between 11:30 a.m. and 12:00 Noon Eastern time and Ct refers to the average bid/ask quote of the new call option reported before 4:00 p.m. Eastern time on the roll date.

Licensing Agreement with the CBOE and S&P

        The notes are not sponsored, endorsed, sold or promoted by S&P or the CBOE. S&P and CBOE make no representation, condition or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes. (The CBOE S&P 500 BuyWrite IndexSM is a benchmark index designed to track the performance of a hypothetical buy-write strategy on the S&P 500® Index). S&P’s and the CBOE’s only relationship to JPMorgan Securities Inc. (“JPMSI”) and its affiliates, is the licensing of certain trademarks and trade names of S&P, CBOE and the BXMSM Index which is determined, composed and calculated by CBOE without regard to JPMSI and its affiliates or the notes. The CBOE has no obligation to take the needs of JPMSI and its affiliates or the owners of the notes into consideration in determining, composing or calculating the BXMSM Index. S&P and the CBOE are not responsible for and have not participated in the determination of the timing of, prices, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P and the CBOE have no obligation or liability in connection with the administration, marketing or trading of the notes.

        THE CBOE SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE BXMSM INDEX FROM SOURCES THAT CBOE CONSIDERS RELIABLE, BUT S&P AND THE CBOE ACCEPT NO RESPONSIBILITY FOR, AND SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P AND THE CBOE DO NOT GUARANTEE THE ACCURACY AND/OR THE

PS-12

COMPLETENESS OF THE BXMSM INDEX OR ANY DATA INCLUDED THEREIN. S&P AND THE CBOE MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE RESULTS TO BE OBTAINED BY ANY PERSON OR ENTITY FROM THE USE OF THE BXMSM INDEX OR ANY DATA INCLUDED THEREIN. S&P AND THE CBOE MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL CONDITIONS AND WARRANTIES IMPLIED BY STATUTE, GENERAL LAW OR CUSTOM WITH RESPECT TO THE BXMSM INDEX OR ANY DATA INCLUDED THEREIN.

        In addition, (i) the CBOE has no relationship to the BXMSM Index or the notes other than authorizing S&P to grant a license to JPMSI and its affiliates to use the BXMSM Index as the basis for the notes; (ii) the CBOE has no obligation to take the needs of JPMSI and its affiliates, purchasers or sellers of the notes or any other persons into consideration in maintaining the BXMSM Index or modifying the methodology underlying the BXMSM Index and (iii) the CBOE has no obligation or liability in connection with the administration, marketing or trading of the BXMSM Index, the notes or any other investment product of any kind or character that is based thereon.

        “STANDARD & POOR’S®”, “S&P®”, “S&P 500®”, “STANDARD & POOR’S 500”, AND “500” ARE TRADEMARKS OF STANDARD & POOR’S, A DIVISION OF THE MCGRAW-HILL COMPANIES, INC. AND “BXMSM” IS A TRADEMARK OF THE CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED. THESE MARKS HAVE BEEN LICENSED FOR USE BY J.P. MORGAN SECURITIES INC. AND SUB-LICENSED FOR USE BY JPMORGAN CHASE & CO. THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY STANDARD & POOR’S OR THE CBOE AND STANDARD & POOR’S AND THE CBOE MAKE NO REPRESENTATION REGARDING THE ADVISABILITY OF INVESTING IN THE NOTES.

Discontinuation of the BXMSM Index; Alteration of Method of Calculation

        If the CBOE discontinues publication of the BXMSM Index and the CBOE or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “successor index”), then any BXMSM Index closing level will be determined by reference to the level of such successor index at the close of trading on the CBOE, the NYSE, the AMEX, the NASDAQ National Market or the relevant exchange or market for the successor index on the Observation Date or other relevant date or dates as set forth in the applicable terms supplement.

        Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

        If the CBOE discontinues publication of the BXMSM Index prior to, and such discontinuation is continuing on, the Observation Date or other relevant date or dates as set forth in the applicable terms supplement, and the calculation agent determines, in its sole discretion, that no successor index is available at such time, or the calculation agent has previously selected a successor index and publication of such successor index is discontinued prior to, and such discontinuation is continuing on, such Observation Date or other relevant date or dates, then the calculation agent will determine the BXMSM Index closing level for such date. The BXMSM Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the BXMSM Index or successor index, as applicable, last in effect prior to such discontinuation, using the closing price of the S&P 500® Index or the stocks underlying the S&P 500® Index at the discretion of the calculation agent (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date for the S&P 500® Index or for each security composing the S&P 500® Index or a successor index, as applicable, the arithmetic average of the last bid and ask prices (or, if trading in the relevant call option has been materially suspended or materially limited, its good faith estimate of the arithmetic average of the last bid and ask prices that would have prevailed but for such suspension or limitation) of the relevant call option reported before 4:00 p.m. Eastern time and such other inputs or calculations as the calculation agent, in its sole discretion, determines are reasonably necessary. Notwithstanding these alternative arrangements, discontinuation of the publication of the BXMSM Index may adversely affect the value of the notes.

PS-13

        If at any time the method of calculating the BXMSM Index, the S&P 500® Index or a successor index, or the level thereof, is changed in a material respect, or if the BXMSM Index, the S&P 500® Index or such successor index is in any other way modified so that the BXMSM Index, the S&P 500® Index or a successor index does not, in the opinion of the calculation agent, fairly represent the level of the BXMSM Index, the S&P 500® Index or such successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the BXMSM Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of an index comparable to the BXMSM Index, the S&P 500® Index or such successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the BXMSM Index closing level with reference to the BXMSM Index, the S&P 500® Index or such successor index, as adjusted. Accordingly, if the method of calculating the BXMSM Index, the S&P 500® Index, or such successor index is modified so that the level of the BXMSM Index, the S&P 500® Index or such successor index is a fraction of what it would have been if there had been no such modification, then the calculation agent will adjust its calculation of such index in order to arrive at a level of the BXMSM Index, the S&P 500® Index or such successor index as if there had been no such modification.

PS-14

THE S&P 500® INDEX

        We have derived all information contained in this product supplement regarding the S&P 500® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, S&P. The S&P 500® Index was developed by S&P and is calculated, maintained and published by S&P. We make no representation or warranty as to the accuracy or completeness of such information.

        The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Historically, the “Market Value” of any component Stock was calculated as the product of the market price pr share and the number of the ten-outstanding shares of such Component Stock. As discussed below, on March 21, 2005, S&P began to use a new methodology to calculate the Market Value of the Component Stocks and on September 16, 2005, S&P completed its transition to the new calculation methodology. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500® Index with the objective of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

        On March 21, 2005, S&P began to calculate the S&P 500® Index based on a half float-adjusted formula, and on September 16, 2005, the S&P 500® Index became fully float-adjusted. S&P’s criteria for selecting stocks for the S&P 500® Index will not be changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500® Index (i.e., its Market Value).

        Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors, not all of the company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;
•	holdings by government entitles, including all levels of government in the United States or foreign countries; and
•	holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

        However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the S&P 500® Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

PS-15

        For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. (On March 21, 2005, the S&P 500® Index moved halfway to float adjustment, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the S&P 500® Index between March 21, 2005 and September 16, 2005 was 0.90. On September 16, 2005, S&P began to calculate the S&P 500® Index on a fully float-adjusted basis, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the S&P 500® Index on and after September 16, 2005 is 0.80.) The float-adjusted Index is calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

        As of the date of this product supplement, the S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total Market Value of all 500 Component Stocks relative to the S&P 500® Index’s base period of 1941–43 (the “Base Period”).

        An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

        The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941–43=10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total Market Value of the Component Stocks by a number called the index divisor. By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it is the only link to the original Base Period level of the S&P 500® Index. The index divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index (“Index Maintenance”).

        Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

        To prevent the level of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500® Index require an index divisor adjustment. By adjusting the index divisor for the change in total Market Value, the level of the S&P 500® Index remains constant. This helps maintain the level of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. All index divisor adjustments are made after the close of trading and after the calculation of the S&P 500® Index closing level. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require index divisor adjustments.

        The table below summarizes the types of Index Maintenance adjustments and indicates whether or not an index divisor adjustment is required.

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock Split (e.g., 2-for-1)	Shares Outstanding multiplied by 2; Stock Price divided by 2	No

Share Issuance (i.e., change greater than/equal to 5%)	Shares Outstanding plus newly issued Shares	Yes

Share Repurchase (i.e., change greater than/equal to 5%)	Shares Outstanding minus Repurchased Shares	Yes

PS-16

Special Cash Dividends	Share Price minus Special Dividend	Yes

Company Change	Add new company Market Value minus old company Market Value	Yes

Rights Offering	Price of parent company minus:	Yes

Price of Rights Rights Ratio

Spinoffs	Price of parent company minus:	Yes

Price of Spinoff Co. Share Exchange Ratio

        Stock splits and stock dividends do not affect the index divisor of the S&P 500® Index, because following a split or dividend, both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

        Each of the corporate events exemplified in the table requiring an adjustment to the index divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the “Post-Event Aggregate Market Value”). In order that the level of the S&P 500® Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new index divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value New Divisor	= Pre-Event Index Value

New Divisor =	Post-Event Aggregate Market Value Pre-Event Index Value

        A large part of the S&P 500® Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500® Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500® Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the index divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500® Index. In addition, any changes over 5% in the current common shares outstanding for the S&P 500® Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the index divisor.

PS-17

GENERAL TERMS OF NOTES

Calculation Agent

        J.P. Morgan Securities Inc. will act as the calculation agent. The calculation agent will determine, among other things, the Initial Index Level, the Ending Index Level, the Index Return and the payment at maturity, if any, on the notes. In addition, the calculation agent will determine whether there has been a market disruption event or a discontinuation of the BXMSM Index and whether there has been a material change in the method of calculating the BXMSM Index. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of the relevant terms supplement, without your consent and without notifying you.

        The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity on or prior to 11:00 a.m. on the business day preceding the maturity date.

        All calculations with respect to the Initial Index Level, the Ending Index Level, the Index Return or any BXM SM Index closing level will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the payment per $1,000 principal amount note at maturity, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to ..7655); and all dollar amounts paid on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Events

        Certain events may prevent the calculation agent from calculating the BXMSM Index closing level on the Observation Date or other relevant date or dates as set forth in the applicable terms supplement, or calculating the amount, if any, that we will pay you at maturity. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to these events individually as a “market disruption event.”

        With respect to the Index, a “market disruption event,” unless otherwise specified in the applicable terms supplement, means:

•	a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the level of the S&P 500® Index (or the relevant successor index) on the relevant exchanges (as defined below) for such securities for more than two hours of trading (one hour on any day that is a “roll date” for purposes of calculation the BXMSM Index) during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange; or
•	a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the level of the S&P 500® Index (or the relevant successor index) are materially inaccurate (i) during the one hour preceding the close of the principal trading session on such relevant exchange or (ii) during any one hour period of trading on such relevant exchange on any day that is a “roll date” for purpose of calculating the BXMSM Index; or
•	a suspension, absence or material limitation of trading of call options traded in connection with the BXMSM Index (or the relevant successor index) on the CBOE for more than two hours of trading during, or during the one hour period preceding and including, the scheduled time at which the value of such options is calculated for purposes of the BXMSM Index are materially inaccurate; or

PS-18

•	a breakdown or failure in the price and trade reporting systems of the CBOE as a result of which the reported trading prices for call options nominally sold in connection with the BXMSM Index during the one hour period preceding, and including, the scheduled time at which the value of such options is calculated for purposes of the BXMSM Index are materially inaccurate; or
•	a suspension, absence or material limitation of trading on any major securities exchange for trading in futures or options contracts related to the S&P 500® Index or the BXMSM Index (or the relevant successor index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such exchange; or
•	a decision to permanently discontinue trading in the relevant futures or options contracts,

in each case as determined by the calculation agent in its sole discretion; and

•	a determination by the calculation agent in its sole discretion that the event described above materially interfered with its ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the notes.

        For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the S&P 500® Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the S&P 500® Index shall be based on a comparison of:

•	the portion of the level of the S&P 500® Index attributable to that security relative to
•	the overall level of the S&P 500® Index,

in each case immediately before that suspension or limitation.

        For purposes of determining whether a market disruption event has occurred, unless otherwise specified in the applicable terms supplement:

•	a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market;
•	limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;
•	a suspension of trading in futures or options contracts on the S&P 500® Index or the BXMSM Index by the primary securities market trading in such contracts by reason of
•	a price change exceeding limits set by such exchange or market,
•	an imbalance of orders relating to such contracts, or
•	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the BXMSM Index; and

•	a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts related to the BXMSM Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

        ”Relevant exchange” means the primary exchange or market of trading for any security (or any combination thereof) then included in the BXMSM Index or any successor index.

PS-19

Events of Default

        Under the heading “Description of Debt Securities — Events of Default, Waiver, Debt Securities in Foreign Currencies” in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

Payment Upon an Event of Default

        Unless otherwise specified in the relevant terms supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per note upon any acceleration of the notes shall be determined by the calculation agent and shall be an amount in cash equal to the amount payable at maturity per $1,000 principal amount note as described under the caption “Description of Notes — Payment at Maturity,” calculated as if the date of acceleration were the Observation Date or other relevant date or dates as set forth in the applicable terms supplement.

        If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

        Under the heading “Description of Debt Securities — Modification of the Indenture; Waiver of Compliance” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

        The provisions described in the accompanying prospectus under the heading “Description of Debt Securities — Discharge, Defeasance and Covenant Defeasance” are not applicable to the notes, unless otherwise specified in the applicable terms supplement.

Listing

        The notes will not be listed on any securities exchange, unless otherwise specified in the applicable terms supplement.

Book-Entry Only Issuance — The Depository Trust Company

        The Depository Trust Company, or DTC, will act as securities depositary for the notes. The notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global notes certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Forms of Notes” and “The Depositary.”

Registrar, Transfer Agent and Paying Agent

        Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the principal corporate trust office of JPMorgan Chase Bank, National Association (“JPMorgan Chase Bank”) in The City of New York.

        JPMorgan Chase Bank or one of its affiliates will act as registrar and transfer agent for the notes. JPMorgan Chase Bank will also act as paying agent and may designate additional paying agents.

PS-20

        Registration of transfers of the notes will be effected without charge by or on behalf of JPMorgan Chase Bank, but upon payment (with the giving of such indemnity as JPMorgan Chase Bank may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

        The notes will be governed by and interpreted in accordance with the laws of the State of New York.

PS-21

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. This summary applies to you only if you are an initial holder of the notes purchasing the notes at the issue price for cash and if you will hold them as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

        This summary does not address all aspects of U.S. federal income and estate taxation of the notes that may be relevant to you in light of your particular circumstances, nor does it address all of your tax consequences if you are a holder of notes who is subject to special treatment under the U.S. federal income tax laws, such as:

•	one of certain financial institutions;
•	a tax-exempt organization;
•	a dealer in securities or foreign currencies;
•	a “regulated investment company” as defined in Code Section 851;
•	a “real estate investment trust” as defined in Code Section 856;
•	a person holding the notes as part of a hedging transaction, straddle, synthetic security, conversion transaction, or other integrated transaction, or entering into a “constructive sale” with respect to the notes;
•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;
•	a trader in securities who elects to apply a mark-to-market method of tax accounting; or
•	a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

        This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this prospectus supplement, changes to any of which, subsequent to the date of this prospectus supplement, may affect the tax consequences described herein. If you are considering the purchase of notes, you are urged to consult your own tax adviser concerning the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative characterizations of the notes), as well as any tax consequences arising under the laws of any state, local or foreign jurisdictions.

Tax Treatment of the Notes

        The tax consequences of an investment in the notes are unclear. There is no direct legal authority as to the proper U.S. federal income tax characterization of the notes, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”) regarding the notes.

        We intend to seek an opinion from Davis Polk & Wardwell, our special tax counsel, which will be based upon the terms of the notes at the time of the relevant offering and certain factual representations to be received from us, regarding the treatment of the notes as an “open transaction” for U.S. federal income tax purposes. Whether Davis Polk & Wardwell expresses an opinion regarding the characterization of the notes will be indicated in the appropriate terms supplement. In either case, we and you will agree to treat the notes for U.S. federal income tax purposes as an “open transaction.” While other characterizations of the notes could be asserted by the IRS, as discussed below, the following discussion assumes that the notes are treated for U.S. federal income tax purposes as “open transactions” with respect to the Index and not as debt instruments, unless otherwise indicated.

PS-22

Tax Consequences to U.S. Holders

        You are a “U.S. Holder” if you are a beneficial owner of notes for U.S. federal income tax purposes that is:

•	a citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; or
•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

   Tax Treatment of the Notes

        Tax Treatment Prior to Maturity. You should not be required to recognize taxable income over the term of the notes prior to maturity, other than pursuant to a sale or exchange as described below.

        Sale, Exchange or Redemption of the Notes. Upon a sale or exchange of a note (including redemption of the notes at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on such sale, exchange or redemption and your tax basis in the note, which should equal the amount you paid to acquire the note. Such gain or loss should be long-term capital gain or loss if you have held the note for more than one year at such time. The deductibility of capital losses, however, is subject to limitations.

   Possible Alternative Tax Treatments of an Investment in the Notes

        Due to the absence of authorities that directly address the proper characterization of the notes and because we are not requesting a ruling from the IRS with respect to the notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the notes described above. If the IRS were successful in asserting an alternative characterization of the notes, the timing and character of income on the notes could differ materially from our description herein. For example, the IRS might treat the notes as debt instruments issued by us, in which event the taxation of the notes would be governed by certain Treasury regulations relating to the taxation of contingent payment debt instruments if the term of the notes from issue to maturity (including the last possible date that the notes could be outstanding) is more than one year. In such event, regardless of whether you are an accrual method or cash method taxpayer, you would be required to accrue into income original issue discount, or “OID,” on the notes at our “comparable yield” for similar noncontingent debt, determined at the time of the issuance of the notes, in each year that you hold the notes (even though you will not receive any cash with respect to the notes during the term of the notes) and any gain recognized at expiration or upon sale or other disposition of the notes would generally be treated as ordinary income. Additionally, if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

        Other alternative U.S. federal income tax characterizations of the notes might also require you to include amounts in income during the term of the notes and/or might treat all or a portion of the gain or loss on the sale or settlement of the notes as short-term gain or loss, without regard to how long you held the notes. Accordingly, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.

Tax Consequences to Non-U.S. Holders

        You are a “Non-U.S. Holder” if you are a beneficial owner of notes for U.S. federal income tax purposes that is:

•	a nonresident alien individual;
•	a foreign corporation; or
•	a foreign estate or trust.

PS-23

        You are not a Non-U.S. Holder if you are a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition. In this case, you should consult your own tax adviser regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note.

        If you are a Non-U.S. Holder of the notes and if the characterization of your purchase and ownership of the notes as an open transaction is respected, any payments on the notes should not be subject to U.S. federal income or withholding tax, except that gain from the sale or exchange of the notes or their cash settlement at maturity may be subject to U.S. federal income tax if such gain is effectively connected with your conduct of a United States trade or business.

        If the notes were recharacterized as indebtedness, any payments or accruals on the notes nonetheless would not be subject to U.S. withholding tax, provided generally that the certification requirement described in the next paragraph has been fulfilled and neither the payments on the notes nor any gain realized on a sale, exchange or other disposition of notes is effectively connected with your conduct of a trade or business in the United States. Because the characterization of the notes is unclear, payments made to you with respect to the notes may be withheld upon at a rate of 30% unless you have fulfilled the certification requirements described in the next paragraph.

        The certification requirement referred to in the preceding paragraph will be fulfilled if you, as the beneficial owner of notes, certify on IRS Form W-8BEN, under penalties of perjury, that you are not a United States person and provide your name and address or otherwise satisfy applicable documentation requirements.

        If you are engaged in a trade or business in the United States, and if payments on the notes are effectively connected with the conduct of that trade or business, although exempt from the withholding tax discussed above, you will generally be taxed in the same manner as a U.S. Holder, except that you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. If this paragraph applies to you, you are urged to consult your own tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the notes, including the possible imposition of a 30% branch profits tax.

Backup Withholding and Information Reporting

        You may be subject to information reporting and backup withholding at the rates specified in the Code on the amounts paid to you, unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules. If you are a Non-U.S. Holder, you will not be subject to backup withholding if you comply with the certification procedures described in the second preceding paragraph. Amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Federal Estate Tax

        Individual Non-U.S. Holders, and entities the property of which is potentially includible in such individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. Such individuals and entities are urged to consult their own tax advisers regarding the U.S. federal estate tax consequences of investing in a note.

        THE TAX CONSEQUENCES TO YOU OF OWNING THE NOTES ARE UNCLEAR. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISER REGARDING THE TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

PS-24

UNDERWRITING

        Under the terms and subject to the conditions contained in the Master Agency Agreement entered into between JPMorgan Chase & Co. and J.P. Morgan Securities Inc. as agent (an “Agent” or “JPMSI”), and certain other agents that may be party to the Master Agency Agreement from time to time (each an “Agent” and collectively with JPMSI, the “Agents”), each Agent participating in an offering of notes, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of notes set forth on the cover page of the relevant terms supplement. Each such Agent proposes initially to offer the notes directly to the public at the public offering price set forth on the cover page of the relevant terms supplement. Annual compensation expressed as a percentage or a range of percentages of the principal amount of the notes, based upon the cost of hedging our anticipated exposure in connection with the notes, may be paid by each Agent, in its sole discretion, on a monthly basis proportionately to securities firms, whose clients purchased notes in the initial offering and who continue to hold the notes. This annual compensation or range will be set forth in the relevant terms supplement. JPMSI will allow a concession to other dealers, or we may pay other fees, in the amount set forth on the cover page of the relevant terms supplement. After the initial offering of the notes, the Agents may vary the offering price and other selling terms from time to time.

        We own, directly or indirectly, all of the outstanding equity securities of JPMSI. The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the Conduct Rules of the NASD regarding an NASD member firm’s underwriting of securities of an affiliate. In accordance with Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior approval of the customer.

        JPMSI or another Agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

        In order to facilitate the offering of the notes, JPMSI may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, JPMSI may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. JPMSI must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if JPMSI is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, JPMSI may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. JPMSI is not required to engage in these activities, and may end any of these activities at any time.

        No action has been or will be taken by us, JPMSI or any dealer that would permit a public offering of the notes or possession or distribution of this product supplement no. 28-I or the accompanying prospectus supplement, prospectus or terms supplement, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this product supplement no. 28-I or the accompanying prospectus supplement, prospectus or terms supplement or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

        Each Agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this product supplement no. 28-I and the accompanying prospectus supplement, prospectus and terms supplement and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S.

PS-25

jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

        The notes are not and will not be authorized by the Comisión Nacional de Valores for public offer in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

        The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” — the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federative Republic of Brazil in an offering that can be construed as a public offering under CVM Instruction n° 400, dated December 29, 2003, as amended from time to time.

        The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this product supplement no. 28-I or the accompanying prospectus supplement, prospectus or terms supplement may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

        The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. Each Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

        The notes have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States. This product supplement no. 28-I and the accompanying prospectus supplement, prospectus and terms supplement may not be publicly distributed in the United Mexican States.

        Neither this product supplement no. 28-I nor the accompanying prospectus supplement, prospectus or terms supplement has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this product supplement no. 28-I, the accompanying prospectus supplement, prospectus or terms supplement, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Unless otherwise specified in the applicable terms supplement, the settlement date for the notes will be the third business day following the pricing date (which is referred to as a “T+3” settlement cycle).

PS-26

BENEFIT PLAN INVESTOR CONSIDERATIONS

        A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plans’ particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

        Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“Parties in Interest”) with respect to such Plans. As a result of our business, we are a Party in Interest with respect to many Plans. Where we are a Party in Interest with respect to a Plan (either directly or by reason of ownership of our subsidiaries), the purchase and holding of the notes by or on behalf of the Plan would be a prohibited transaction under Section 406(a)(1) of ERISA and Section 4975(c)(1) of the Code, unless exemptive relief were available under an applicable administrative exemption (as described below) or there was some other basis on which the transaction was not prohibited.

        Accordingly, the notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under Prohibited Transaction Class Exemption (“PTCE”) 96-23, 95-60, 91-38, 90-1 or 84-14 issued by the U.S. Department of Labor or there was some other basis on which the purchase and holding of the notes is not prohibited. Each purchaser or holder of the notes or any interest therein will be deemed to have represented by its purchase of the notes that (a) its purchase and holding of the notes is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the notes will not result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or there is some other basis on which such purchase and holding is not prohibited.

        Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or documents (“Similar Laws”). Accordingly, each purchaser or holder of the notes shall be required to represent (and deemed to constitute a representation) that such purchase and holding is not prohibited under applicable Similar Laws or rules.

        Due to the complexity of the applicable rules, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or some other basis on which the acquisition and holding is not prohibited.

        Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase and holding of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any notes to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

PS-27